Exhibit 10.10
                            AMENDED AND RESTATED
                         INTERCOMPANY DEBT AGREEMENT

       This Amended and Restated Intercompany Debt Agreement (this "Agreement") is made and entered into as of the 26th day of March, 1997 by and between Intelligent Electronics, Inc., a Pennsylvania corporation ("IE"), and XLConnect Solutions, Inc., a Pennsylvania corporation ("XLC").

                                BACKGROUND

   A.   XLC is an indirect 80%-owned subsidiary of IE.

   B. IE and its subsidiaries have available to them a $225 million credit facility (the "IE Credit Facility") pursuant that certain Amended and Restated Inventory and Working Capital Financing Agreement dated as of April 5, 1996, among IBM Credit Corporation ("IBMCC") and IE and its subsidiaries (as amended from time to time, the "Financing Agreement").

   C. The IE Credit Facility is secured by all assets of IE and its subsidiaries, including XLC and its subsidiaries, and borrowings thereunder are subject to a collateral-based formula (the "Borrowing Base").

   D. Pursuant to Amendment No. 2 to the Financing Agreement dated October 17, 1996 ("Amendment No. 2"), IBMCC provided to XLC borrowing availability of, and joint and several liability (in the form of a guaranty) with IE for up to, the aggregate principal amount of $20,000,000 under the IE Credit Facility (the "Sublimit").

   E. IE and XLConnect have entered into that certain Intercompany Debt Agreement as of the 22nd day of October 1996 in order to set forth additional limitations on, and conditions for, the use of the IE Credit Facility between the parties (the "Initial Agreement").

   F. XLC desires to establish a separate credit facility and, at the request of IE, has agreed to enter into a secured Working Capital Financing Agreement with IBMCC (including any successor facility with IBMCC, the "XLC Secured Facility"), as a replacement to the Sublimit and as an alternative to an unsecured credit facility with a commercial bank.

   G. In connection with the execution of the XLC Secured Facility, XLC and IE will enter into Amendment No. 7 to the Financing Agreement, which will have the effect of eliminating XLC's contingent guaranty liability under the IE Credit Facility and terminating the Sublimit.

   H. The parties hereto desire to amend and restate the terms of the Intercompany Debt Agreement to reflect the modifications thereto required as a result of the XLC Secured Facility and the Amendment No. 7.

        NOW, THEREFORE, the parties hereto, in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, intending to be legally bound hereby, agree as follows:

   1. Amendment and Restatement. Except as expressly set forth below, this Agreement hereby amends and restates the Initial Agreement in all respects.

   2. Definitions. The definitions in Section 1 of the Initial Agreement are hereby incorporated herein and shall have the meanings ascribed to them in the Agreement.

   3. Financial Incentives For XLC Secured Facility. IE agrees to pay XLC, on or before twelve o'clock noon (12:00 p.m.) on each business day, either as a credit to XLC's intercompany advance account to the extent of any positive balance of such account, or by wire transfer to the extent such balance has reached zero, the difference between the interest expense actually incurred by XLC on any outstanding borrowings for the previous day under the XLC Secured Facility and the interest expense that XLC would have incurred had XLC entered into an unsecured revolving credit facility with a commercial bank at an interest of LIBOR plus [0.75%] per annum (which rate is initially [0.75%] less than the interest rate under the XLC Secured Facility. In addition, IE agrees to pay XLC on the date hereof [$15,000], representing the estimated incremental legal fees and expenses that will be incurred by XLC as a result of XLC entering into the Secured Facility rather than an unsecured facility. Further, IE agrees to pay to XLC an amount equal to $40,000 annually, payable in equal quarterly amounts on the first day of each calendar quarter after the date hereof, for so long as the XLC Secured Facility remains in place, in order to reimburse XLC for the estimated additional incremental internal and external costs XLC will incur in administering the XLC Secured Facility in comparison to an unsecured facility, including without limitation, borrowing base calculations, monitoring, notification and consents required with respect to collateral location, enhanced reporting requirements, auditor certifications, landlord waivers, intercreditor agreements, recording taxes and fees, filing fees and other similar charges and attorneys' fees and personnel costs in connection with such activity.

   4. Remaining Balance. The parties acknowledge that the Remaining Balance has been paid in full and IE may no longer borrow against XLC's assets under the IE Credit Facility, and following the execution of the XLC Secured Facility. XLC's assets will no longer be pledged under or constitute collateral security for the IE Credit Facility. Notwithstanding the foregoing, the parties acknowledge that XLC will continue to be liable to IE for intercompany services provided by IE on behalf of XLC as described in that certain Services Agreement by and between the parties dated as of October 22, 1996, which outstanding balance was $-0- as of March 4, 1997. Similarly, IE will continue to be liable to XLC for payments made to IE for accounts receivable of XLC. Each of the foregoing liabilities shall continue to be reflected in the intercompany advance account.

   5. XLC Account and Lockbox Account. In order to facilitate the calculation of the XLC's Borrowing Base under the XLC Secured Facility, each of IE and XLC shall use its best efforts to cause accounts payable owing to be paid directly to the XLC Account and the XLC Lockbox Account.

   6.   Rights of Indemnity and Subrogation.

        (a) IE shall indemnify, defend and hold harmless XLC and its subsidiaries, and their respective officers, directors, employees, agents and representatives, successors and assigns, from, against and with respect to any and all claims, expenses, demands, losses, costs, fines or liabilities of any kind (including, without limitation, attorneys' fees and costs) arising from or in any way related to payments made by XLC under the Finance Agreement in respect of Indirect IBMCC Liabilities. The provisions of this paragraph shall survive the termination of this Agreement and the Finance Agreement, and shall be and remain effective notwithstanding the payment of the Indirect IBMCC Liabilities, the release of any security interest, lien or encumbrance securing the Indirect IBMCC Liabilities or any other action IBMCC may have taken in reliance upon its receipt of such payment.

        (b) XLC shall indemnify, defend and hold harmless IE and its subsidiaries, and their respective officers, directors, employees, agents and representatives, successors and assigns, from, against and with respect to any and all claims, expenses, demands, losses, costs, fines or liabilities of any kind (including, without limitation, attorneys' fees and costs) arising from or in any way related to payments made by IE under the Finance Agreement in respect of (i) Primary IBMCC Liabilities and (ii) XLC's liabilities to IBMCC under the XLC Secured Facility (except to the extent IE is required to make payments to XLC pursuant to Section 3 hereof). The provisions of this paragraph shall survive the termination of this Agreement and the Finance Agreement, and shall be and remain effective notwithstanding the payment of the Primary IBMCC Liabilities, the XLC Secured Facility obligations, the release of any security interest, lien or encumbrance securing the Primary IBMCC Liabilities or the XLC Secured Facility or any other action IBMCC may have taken in reliance upon its receipt of such payment.

        (c) The provisions of this Section 6 shall survive any termination of this Agreement.

   7. Term. This Agreement shall be in full force and effect until such time as XLC no longer has the XLC Secured Facility or any other credit facility with IBMCC.

   8.   Miscellaneous.

        (a) Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party hereto to any other person.

        (b)   Entire Agreement.   This Agreement constitutes the entire
agreement among the parties with respect to the subject matter hereof and may not be further amended except by an instrument signed by the parties hereto.

        (c)   Add Third Party Beneficiary language.

        (d)   Waivers.   Either party hereto may (i) extend the time for
the performance of any of the obligations or other act of the other party or (ii) waive compliance with any of the agreements contained herein. No waiver of any term shall be construed as a waiver of the same term, or a waiver of any other term, of this Agreement. The failure of any party to assert any of its rights hereunder will not constitute a waiver of any such rights.

        (e)   Severability.   If any provision of this Agreement is
invalid, illegal or incapable of being enforced by any rule of law or public policy, such provision shall be deemed severable and all other provisions of the Agreement shall nevertheless remain in full force and effect.

        (f)   Headings.   Section headings in this Agreement are included
herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

        (g)   Notices.   All notices given in connection with this
Amendment shall be in writing. Service of such notices shall be deemed complete (i) if hand delivered, on the date of delivery, (ii) if by mail, on the fourth business day following the day of deposit in the United States mail, by certified or registered mail, first-class postage prepaid,
(iii) if sent by Federal Express or equivalent nationally recognized courier service, on the next business day, or (iv) if transmitted by telecopier, upon receipt by the sender of confirmation of successful transmission. Such notices shall be addressed to the parties at the following addresses or at such other address for a party as shall be specified by like notice (except that notices of change of address shall be effective upon receipt):

        If to IE:

           5700 South Quebec Street
           Englewood, CO   80111
           Attention:  President
           Telecopier:  303-796-4465

        If to XLC:

           411 Eagleview Boulevard
           Exton, PA   19341
           Attention:  President
           Telecopier:  610-458-6640

        (h)   Governing Law.   This Agreement shall be governed by, and
construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws thereof.

        (i)   Counterparts.   This Agreement may be executed in
counterparts, each of which shall be an original, but all of which together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, IE and XLC have caused this Agreement to be executed on the date first above written.

                                   INTELLIGENT ELECTRONICS, INC.


                                   By: /s/  Richard D. Sanford
                                      ----------------------------------
                                      Name:  Richard D. Sanford
                                      Title: CEO


                                   XLCONNECT SOLUTIONS, INC.


                                   By: /s/  John E. Royer, Jr.
                                      ---------------------------------
                                      Name:  John E. Royer, Jr.
                                      Title: Vice President